EXHIBIT 23.2

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement (Form S-8) of the Davey Tree Expert Company pertaining to The Davey 401KSOP and ESOP (January 1, 2010 Restatement) of our report dated February 28, 2011, (relating to the financial statements of Davey Tree Expert Co. of Canada, Limited as of and for the year ended December 31, 2010, not presented separately herein), appearing in the Annual Report on Form 10-K of The Davey Tree Expert Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Burlington, Canada
March 10, 2010